UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, the Board of Directors of Smithfield Foods, Inc. (the Company) adopted the Smithfield Foods, Inc. Change in Control Executive Severance Plan (the “Severance Plan”).  All current executive officers and certain additional key members of management participate in the Severance Plan.  Under the terms of the Severance Plan, in the event that a participant’s employment is terminated by the Company other than for “cause”, death or disability or the participant resigns for “good reason”, in either case during the period of a “potential change in control” or within two years following a “change in control”, the participant will be entitled to receive:

•
a lump sum cash payment equal to two times the sum of (i) the participant’s annual base salary and (ii) the greater of (A) the participant’s trailing three-year average annual cash incentive award (including discretionary performance bonuses) or (B) 300% (100% in the case of a non-executive) of the participant’s annual base salary;

•
a lump sum cash payment equal to a prorated portion of the participant’s annual cash incentive award for the year of termination based on the greater of the participant’s trailing three-year average annual cash incentive award (including discretionary performance bonuses) or 300% (100% in the case of a non-executive) of the participant’s annual base salary;

•
full vesting of all of the participant’s stock options, restricted stock units, performance share units and other equity-based awards without regard to the attainment of any performance target (unless the award agreement expressly provides otherwise) , with payment of any such vested restricted stock units and performance share units being made on the payment dates set forth in the applicable award agreements; and

•	continuation for 18 months of the participant’s Company-paid benefits under group health, dental and life insurance plans.

The Board of Directors may terminate or amend the Severance Plan at any time except that the plan may not be amended in a manner adverse to the interests of participants or terminated during the period of a potential change in control or during the two-year period following a change in control.  The Severance Plan provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary.  In addition, severance benefits are subject to reduction to avoid any excise taxes imposed by Section 4999 of the Internal Revenue Code, but only if such reduction results in a higher after-tax payment to the participant.  The portion of any severance payment that is based on the amount of the participant’s annual cash incentive awards is subject to recovery under the Company’s clawback policy.

All participants who become entitled to receive benefits under the Severance Plan are required to sign a release of claims and an agreement providing for, among other things, a one-year non-compete obligation and a two-year obligation not to solicit employees or customers of the Company.

The terms “cause”, “good reason”, “change in control”, and “potential change in control” are defined in the Severance Plan.

The foregoing description is only a summary and is qualified in its entirety by reference to the Severance Plan, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The annual meeting of the Company's shareholders was held on September 1, 2010 in Williamsburg, Virginia.  At that meeting the Company’s shareholders voted on the matters set forth below:

Election of Directors

The Company’s shareholders elected the directors nominated in the Company’s proxy statement dated August 2, 2010 to serve a three-year term on the Company’s Board of Directors.  The following table sets forth the vote of the shareholders at the meeting with respect to the election of directors:

Director	For	Against	Abstain	Broker Non-Votes
Carol T. Crawford	129,935,042	7,489,843	5,328,860	12,940,008
John T. Schwieters	135,982,502	1,392,222	5,379,021	12,940,008
Melvin O. Wright	122,474,836	14,896,379	5,382,530	12,940,008

Ratification of Independent Auditors

The Company’s shareholders voted upon and ratified the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending May 1, 2011. The votes on this proposal were as follows:

Votes For	Votes Against	Votes Abstained
148,051,716	2,293,958	5,348,079

There were no broker non-votes with respect to the ratification of our independent registered public accounting firm.

Shareholder Proposals

The Company’s shareholders voted upon and rejected a shareholder proposal regarding controlled-atmosphere killing.  The votes on the proposal were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
3,597,576	106,575,478	32,580,691	12,940,008

The Company’s shareholders voted upon and rejected a shareholder proposal regarding the adoption of quantitative goals for reducing greenhouse gas emissions.  The votes on the proposal were as follows:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
4,680,252	103,648,199	34,425,294	12,940,008

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Smithfield Foods, Inc. Change in Control Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: September 8, 2010	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 99.1	Smithfield Foods, Inc. Change in Control Executive Severance Plan.